UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2012

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(888) 552-3750
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Events

On October 1, 2012, the Company held a shareholder meeting to provide shareholders an opportunity to sit down and ask questions to the Company’s officers and directors.  The Company’s officers and directors reviewed and showed documents to shareholders that were previously disclosed in the company’s filings.  The Company has attached those documents to this 8-K so all shareholders have the chance to review them.

Exhibit 99.1: includes the claiming documents for Graystone 2 and Graystone 3.  Gorila was purchase from a private party and therefore not claimed through the Peruvian government.  The claims are in the name of Grupo Mineral Inca SAC which is a wholly owned company of The Graystone Company.

Exhibit 99.2:  the official map that reflects the location of Gorila and Graystone 2.  Gorilla is reflected by box #14 and Graystone 2 is reflected by box #15

Exhibit 99.3:  a company satellite map of the claims Gorila and Graystone 2

Exhibit 99.4:  Bulk sampling results from Gorilla.  The document reflects the Company’s test which also shows the math that Company used to estimate the amount of gold to determine if the project was worthwhile to continue funding.

The Company also explained, as previously disclosed, that it is planning on initially beginning mining operations on Gorila and then moving to Graystone 2.  While the Company is mining on Gorila and Graystone 2, we expect to conduct testing on Graystone 3.  The Company also expects to claim additional property near Gorila as well.

The Company also told the shareholders that we expect to provide an update on mining operation on Gorila on October 8, 2012.

Dated: October 2, 2012                                                                           The Graystone Company, Inc.

By: /s/ Joseph Mezey
Name: Joseph Mezey
Title: President/CFO

EXHIBIT LIST

Exhibit No.	Exhibit
99.1	Documents regarding the claims of Graystone 2 and Graystone 3

99.2	Officer Map Reflecting Gorila and Graystone 2. Gorilla is reflected by #4 and Graystone 2 and reflected by #15

99.3	Another Map reflecting Gorlla and Graystone 2

99.4	Bulk Sampling Data From Gorila.